ADVANCED SERIES TRUST

AST J.P. Morgan Strategic Opportunities Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 11th day of February, 2010 among Prudential Investments LLC (PI), a New York limited liability company and AST Investment Services, Inc. (ASTISI), a Maryland corporation (together, the Co-Managers), and J.P. Morgan Investment Management Inc. (JP Morgan or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust, a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and ASTISI act as Co-Managers of the Trust and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Co-Managers from time to time, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct from time to time, and shall determine, in its discretion and without prior consultation with the Co-Managers, from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-Laws of the Trust, the Prospectus of the Trust, provided from time to time to the Subadviser by the Co-Managers (collectively, the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust that are not inconsistent with the Trust Documents, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust’s compliance, and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, without limitation, Section 817 of the Code and the U.S. Treasury regulations promulgated thereunder, and all other applicable federal laws and regulations. In addition, the Co-Managers may inform the Subadviser in writing of the requirements of certain state laws or regulations applicable to the Trust (“State Requirements”). The Subadviser agrees to manage the portion of the Trust’s assets under its supervision in conformance with such State Requirements. In connection with its management of Trust assets, the Subadviser shall, among other things, assist the Co-Managers with the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities, derivative instruments and other investments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Co-Managers or the Subadviser) as it determines in its discretion subject to the requirements of this paragraph. In executing transactions for the Trust and selecting brokers, dealers and futures commission merchants, the Sub-Adviser will use its best efforts to seek on behalf of the Trust the best overall terms available. Within the framework of this policy, the Subadviser shall consider all the factors that it deems relevant including including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker, dealer, or futures commission merchant, the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis and the research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.  The Co-Managers hereby acknowledge receipt of the current best execution policy of Subadviser’s London branch.  Subadviser shall provide the Co-Managers with updated versions of such policy as it may be amended, supplemented, or modified from time to time.  Subject to the requirements of U.S. laws rules, and regulations, including, without limitation, the 1940 Act and the Investment Advisers Act of 1940, as amended (the Advisers Act), and the rules thereunder, the Co-Managers agree that the Subadviser’s London branch may follow the then-current version of such best execution policy in managing the portion of the Trust’s assets assigned to it. In addition, the Co-Managers agree that in managing the portion of the Trust’s assets assigned to it, the Subadviser’s London branch may execute trades in markets that are not “regulated markets” as that term is defined in the “Markets in Financial Instruments Directive” and may utilize a multilateral trading facility.

On occasions when the Subadviser deems the purchase or sale of a security, derivatives instrument or other investment to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, derivative instruments and other investments to be sold or purchased. In such event, allocation of the securities, derivatives instruments and other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. The Co-Managers recognize that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Trust.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i)  continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

 (b) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to comply with the 1940 Act, the Advisers Act, other applicable federal regulations and State Requirements.

(d) Upon request, the Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with the performance of this Agreement and any reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(c) hereof as the Manager may reasonably request.

(e) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, subject to such reporting and other requirements as shall be established by the Co-Managers.

(f) The Subadviser agrees to provide reasonable assistance to the Co-Managers or the Trust's Custodian in determining the value of any portfolio security.   Such reasonable assistance shall include (but is not limited to): (i)  upon the request of the Co-Managers or the Trust's Custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to portfolio securities; and (ii) notifying the Co-Managers in the event the Subadviser has reason to believe that the price it has received for a portfolio security held by the Portfolio does not appear to reflect corporate actions, news, significant events or such security otherwise requires review to determine if fair valuation may be necessary under the Trust’s valuation procedures.  Upon reasonable request from the Co-Managers, the Subadviser shall make its employees and officers reasonably available for consultation with the valuation committee of the Trust or the Co-Managers to assist it in its valuation of the securities of the Trust as the valuation committee or the Co-Managers may request from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

2. (a) The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

(b) The Co-Managers acknowledge that all services provided by the Subadviser through its London Branch under the Agreement are provided on the basis that the Co-Managers and the Trust are considered to be “Professional Clients” by Subadviser within the meaning of the U.K. Financial Services Authority’s rules.

3. For the services provided and the expenses assumed pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers' receipt of payment from the Trust for management services described under the Management Agreement between the Trust and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a direct result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a direct result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Neither the Co-Managers nor the Subadviser shall be liable for special, consequential or incidental damages.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event to the Co-Managers before the anticipated event is a matter of public record.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTISI); (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 570 Washington Boulevard, Floor 6, Jersey City, N.J. 07310-1617, Attention:  Scott Moritz.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees {{who may also be a Trustee, officer or employee of the Trust}} to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. Subadviser agrees that, for so long as Subadviser is the sole subadviser of any series of the Trust, the name "J.P. Morgan" may be used in the name of such series and that such use of the name “J.P. Morgan” may include use of the name in related fund and variable insurance product prospectuses, reports, and sales and marketing materials used by the Co-Managers and/or their affiliates.  Upon termination of this Agreement, new uses of the name of J. P. Morgan (or any derivative or logo) by the Co-Managers and/or their affiliates in such types of materials shall promptly cease. Notwithstanding the foregoing, the Subadviser agrees that such fund and variable insurance product prospectuses, reports, and sales and marketing materials containing the name of J. P. Morgan (or any derivative or logo) that had been published and distributed prior to the termination of the Agreement may continue to be used by the Co-Managers and/or their affiliates after the termination of this Agreement.  Co-Managers acknowledge that the name J.P. Morgan is the property of the Subadviser for copyright and other purposes.

9. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.

11. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12. (a) Except where prohibited by applicable law or regulation, with the exception of portfolio management of such portion of the Trust’s portfolio securities as has been delegated to the Subadviser by the Co-Managers, the Subadviser may delegate the performance of any or all of its functions under this Agreement to an “affiliated person” (as defined in the 1940 Act) of the Subadviser and may employ an unaffiliated third party to perform any accounting, administrative, reporting, and ancillary services required to enable the Subadviser to perform its functions under this Agreement.  Notwithstanding anything herein to the contrary, the Subadviser's liability to the Co-Managers under this Agreement shall not be affected in any way whatsoever by any delegation of services by the Subadviser to any “affiliated person” of the Subadviser or any unaffiliated third party.

(b) Notwithstanding any other provision of the Agreement, the Subadviser: (i) may provide information about the Co-Managers and the Trust to any “affiliated person” of the Subadviser or any unaffiliated third party for purposes of this Section 12; (ii) will act in good faith and with due diligence in the selection, use, and monitoring of such “affiliated persons” of the Subadviser and/or unaffiliated third parties; and (iii) shall ensure that any “affiliated person” of the Subadviser or unaffiliated third party to which services have been delegated hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which the Subadviser is subject with respect to the Trust .

13. Termination of this Agreement will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination of this Agreement, the Subadviser shall be entitled, without prior notice to the Co-Managers, to direct the Custodian to retain and/or realize any assets of the Trust as may be required to settle transactions already initiated.  Following the date of effective termination of this Agreement, any new transactions will only be executed by mutual agreement between the Co-Managers and the Subadviser.

14 (a) Neither the Co-Managers nor the Subadviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information which they may be entitled or bound to disclose by law, regulation, regulatory requirement or which is disclosed to their advisers where reasonably necessary for the performance of their professional services or, in the case of the Subadviser, as permitted in accordance with the above clause (Delegation to Third Parties).

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any market counterparty with whom the Subadviser deals requires information relating to the Trust (including, but not limited to, the identity of the Co-Managers and market value of the Trust), the Subadviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Co-Managers or the Trust in accordance with the terms of this Agreement.

15. To help the government fight the funding of terrorism and money laundering activities, Subadviser has adopted a Customer Identification Program, ("CIP") pursuant to which Subadviser is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Subadviser’s compliance with its CIP, the Co-Managers hereby represent and warrant that (i) they have provided the Subadviser with the Trust’s taxpayer identification number or other government issued identification number, (ii) all documents provided to Subadviser are true and accurate as of the date hereof, and (iii) the Co-Managers agree to provide to Subadviser such other information and documents that Subadviser requests in order to comply with Subadviser’s CIP.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:
Name:  Timothy S. Cronin
Title:  Senior Vice President

AST INVESTMENT SERVICES, INC.

By:
Name:  Timothy S. Cronin
Title:  President

J. P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:
Title:

SCHEDULE A

ADVANCED SERIES TRUST

AST J.P. Morgan Strategic Opportunities Portfolio

As compensation for services provided by JP Morgan, Prudential Investments LLC and AST Investment Services, Inc. will pay JP Morgan a fee equal, on an annualized basis, to the following:

Portfolio Name AST J. P. Morgan Strategic Opportunities Portfolio	Advisory Fee 0.50% of average daily net assets to $250 million; 0.45% of average daily net assets over $250 million to $750 million; and 0.40% of average daily net assets over $750 million

Dated as of  February 11, 2010